UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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PRECISION CASTPARTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 12, 2008

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 12, 2008 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	To elect as directors the two nominees named in the attached proxy statement, each to serve a three-year term;

2.	To approve the 2008 Employee Stock Purchase Plan;

3.	To approve proposed amendments to the 2001 Stock Incentive Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 29, 2009; and

5.	To conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 19, 2008 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon July 1, 2008

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2008 Annual Meeting of Shareholders, which will be held on Tuesday, August 12, 2008 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about July 1, 2008. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about July 1, 2008.

Shareholders of record at the close of business on June 19, 2008 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 19, 2008 consisted of 139,342,111 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) for the nominees listed in Proposal 1; (b) for the approval of Proposal 2; (c) for the approval of Proposal 3; (d) for the approval of Proposal 4; and (e) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of nine directors. It is expected that current director Dean T. DuCray will retire as a director in connection with the 2008 Annual Meeting. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the term of Mr. Graber will expire and he is a nominee for reelection. Mr. Graber was last elected by the shareholders at the 2005 Annual Meeting. If elected, the term of Mr. Graber will expire in 2011. In addition, Mr. Lyles is nominated for reelection. Mr. Lyles was elected by the Board of Directors to fill a vacancy on May 21, 2008. If elected, the term of Mr. Lyles will expire in 2011.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years.

If a quorum of shares is present at the meeting, the two nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat abstentions and broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires
Nominees
Don R. Graber—64	1995	2008
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. Mr. Graber was previously President of Worldwide Household Products Group, The Black & Decker Corporation. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Gen. Lester L. Lyles (Ret.)—61	2008	2008
Independent consultant since 2003. Prior to that, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, KBR, Inc. and The Dayton Power and Light Company.

Directors Whose Terms Continue

Peter R. Bridenbaugh—67	1995	2010
President of P. Bridenbaugh, Inc., an organization providing consulting services; until retiring in January 1998, Executive Vice President—Automotive, Aluminum Co. of America, an integrated producer of aluminum and other products for the aerospace, automotive, building and construction, and commercial and industrial markets; from 1993 to 1996, Executive Vice President and Chief Technical Officer, Aluminum Co. of America.

Mark Donegan—51	2001	2009
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan is also a member of the board of directors of Rockwell Collins, Inc.

Name, Age, Principal Occupation and Other Directorships	Director Since	Term Expires

Directors Whose Terms Continue

Daniel J. Murphy—59	2007	2010
Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, since 2003, and Chairman of ATK since April 2005; from 2002 to 2003, Group Vice President, ATK Precision Systems Group.

Vernon E. Oechsle—65	1996	2009
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes.

Steven G. Rothmeier—61	1994	2010
Chairman and Chief Executive Officer of Great Northern Capital, a private investment and merchant banking firm, since March 1993. Mr. Rothmeier is also a director of Waste Management, Inc., Great Northern Asset Management and ArvinMeritor, Inc.

Rick Schmidt—58	2007	2009
Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures, since August 2005; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets.

Board of Directors and Committee Meetings

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2008, the Board held 4 regular meetings. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, all members attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2008 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. DuCray	X (Chair)
Mr. Graber		X	X (Chair)
Mr. Lyles	X
Mr. Oechsle	X	X
Mr. Murphy			X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X
2008 Meetings	8	4	4

During fiscal 2008, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served.

Director Compensation

Non-employee directors received the following fees for fiscal 2008 to the extent applicable to the individual director: (i) an annual cash retainer of $60,000 for board service; (ii) an annual cash retainer of $10,000 for service on the audit committee and an annual cash retainer of $5,000 for service on a committee other than the audit committee; and (iii) a $10,000 annual fee for service as chair of the audit committee and a $5,000 annual fee for service as chair of a committee other than the audit committee. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2007 Annual Meeting received a deferred stock unit award with a value of $100,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service. In May 2008 the award agreements covering Mr. DuCray’s deferred stock units were amended to provide that all outstanding but unvested deferred stock units held by him will become immediately vested if Mr. DuCray terminates Board service in connection with the 2008 Annual Meeting.

The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to three times their annual retainer within four years of joining the Board. All directors have met their stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which include a prime rate plus 2% option, a phantom stock fund, and certain other mutual funds and pooled investment vehicles specified in the NDDC. Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his or her performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available only with respect to the phantom stock fund performance option).

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		Total ($)
Peter R. Bridenbaugh	$65,000	$68,746	$2,123	$		$135,869
Dean T. DuCray	80,000	68,746	2,123			150,869
Don R. Graber	75,000	68,746	2,123		1,153	147,022
Lester L. Lyles						—
Daniel J. Murphy	65,000	40,733			52	105,785
Vernon E. Oechsle	75,000	68,746	2,123		1,509	147,378
Byron O. Pond, Jr.	32,500	40,736	2,123			75,359
Steven G. Rothmeier	70,000	68,746	2,123			140,869
Rick Schmidt	70,000	40,733				110,733
J. Frank Travis	35,000	40,736	2,123		2,258	80,117

(1)	Represents the amount of compensation expense recognized under FAS 123R with respect to deferred stock units granted in fiscal 2008 and prior years. Compensation expense is equal to the value of the shares of common stock issuable under the deferred stock units based on the closing market price of the Company’s common stock on the grant date, and is recognized over the three-year vesting period. Immediately following the 2007 Annual Meeting on August 14, 2007, each non-employee director was awarded 788.6435 deferred stock units with an aggregate grant date fair value of $100,000. Messrs. Pond and Travis retired in connection with the 2007 Annual Meeting and therefore did not receive this deferred stock unit award. As of March 30, 2008, non-employee directors held the following numbers of deferred stock units: each of Messrs. Bridenbaugh, DuCray, Graber, Oechsle and Rothmeier, 4,603.7298 deferred stock units; and each of Messrs. Murphy and Schmidt, 788.6435 deferred stock units. Mr. Lyles will be eligible to receive a deferred stock unit award for the first time immediately following the Company’s 2008 Annual Meeting.
(2)	Represents the amount of compensation expense recognized under FAS 123R with respect to options granted in prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the four-year vesting period. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 30, 2008. The award of stock options as an element of nonemployee director compensation was discontinued in 2004. As of March 30, 2008, non-employee directors held outstanding options for the following numbers of shares of common stock: Mr. Graber, 22,000 shares; Mr. Oechsle, 14,000 shares; Mr. Rothmeier, 22,000 shares; and each of Messrs. Bridenbaugh, DuCray, Lyles, Murphy and Schmidt, 0 shares.
(3)	All amounts represent above-market earnings credited to the prime rate plus 2% performance option under the non-qualified deferred compensation plan accounts of the applicable directors.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.” These corporate governance documents are also available in print to any shareholder who requests them. Such requests should be sent to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that also apply to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board of Directors has adopted director independence standards to assist it in determining the independence of its members. These standards are not available on the Company’s website. The director independence standards are consistent with the NYSE “independent director” listing standards and provide that a director will not be deemed to be “independent” if:

Currently or within the preceding three years:

1. The director was employed by PCC or any of its subsidiaries;

2. An immediate family member of the director was employed by PCC or any of its subsidiaries as an executive officer;

3. The director, or an immediate family member of the director, received during any twelve-month period more than $100,000 in direct compensation from PCC or any of its subsidiaries, other than director and committee fees and pensions or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

4. The director, or an immediate family member of the director, was a partner or employee of a firm that is PCC’s internal or external auditor and personally worked on PCC’s audit;

5. The director or an immediate family member of the director was employed as an executive officer of another company on whose compensation committee any of PCC’s current executive officers at the same time served; or

6. The director was an employee of a company that made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

Currently:

1. The director is an employee of PCC’s internal or external auditor;

2. The director or an immediate family member of the director is a partner of PCC’s internal or external auditor;

3. An immediate family member of the director is an employee of PCC’s internal or external auditor and that person participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or

4. An immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, PCC or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

An “immediate family member” includes a director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in law and anyone (other than tenants or employees) who shares the director’s home.

The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Bridenbaugh, DuCray, Graber, Lyles, Murphy, Oechsle, Rothmeier and Schmidt are independent under the NYSE corporate governance listing standards and PCC’s director independence standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Meetings of the non-management directors are conducted under the direction of a non-management director who is chosen on a rotating basis in advance of each meeting. This director develops the agenda of matters he wishes the non-management directors to consider at their regularly scheduled meetings.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding non-management Board member. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things: recommending the size of the Board within the boundaries imposed by the Company’s bylaws; recommending selection criteria for nominees for election or appointment to the Board; conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others; recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting; and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating &

Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2009 Annual Meeting of Shareholders should do so in writing between May 28, 2009 and June 22, 2009, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder and (ii) the number of shares of common stock of the Company beneficially owned by the shareholder.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 17. Additional information on the committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis below.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent auditors for the Company; reviewing with the auditors the plan and scope of the audit and approving audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically with the internal and independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. DuCray, Oechsle and Schmidt are audit committee financial experts as defined by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent auditors for fiscal 2008, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent auditors matters required to be discussed by SAS No. 61 (Communication with Audit Committees), as amended or superseded.

•

The Audit Committee received from the independent auditors the written disclosures and the letter regarding the audit firm’s independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee discussed with the independent auditors the audit firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2008.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent auditors for fiscal 2009, subject to shareholder ratification.

Dean T. DuCray, Chairman

Vernon E. Oechsle

Rick Schmidt

Lester L. Lyles

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2008 by the Chief Executive Officer, by the Chief Financial Officer, by each of the other three most highly compensated executive officers, by each director and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total
Christopher L. Ayers	40,032		36,991	77,023
Peter R. Bridenbaugh	15,665		—	15,665
Roger A. Cooke	75,227	(3)	73,626	148,853
Mark Donegan	226,258		315,000	541,258
Dean T. DuCray	41,498	(4)	—	41,498
Don R. Graber	9,420		22,000	31,420
Steven G. Hackett	28,505		—	28,505
William D. Larsson	64,000		—	64,000
Lester L. Lyles	—		—	—
Daniel J. Murphy	—		—	—
Vernon E. Oechsle	10,898		14,000	24,898
Steven G. Rothmeier	22,898		22,000	44,898
Rick Schmidt	—		—	—
All directors and executive officers as a group (23 persons)	699,985		715,933	1,415,918

(1)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Bridenbaugh, 8,766.334; and Mr. Graber, 4,513.199.
(2)	Includes the following number of vested deferred stock units: each of Messrs. Bridenbaugh, DuCray, Graber, Oechsle and Rothmeier, 2,898.2905.
(3)	Includes 3,000 shares owned by children of Mr. Cooke.
(4)	Includes 1,600 shares held in trust for children of Mr. DuCray.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the executives listed in the Summary Compensation Table on page 18 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Committee directly retains the services of a consulting firm, Hewitt Associates (“Hewitt”). The Committee has retained Hewitt in this capacity since 2003. In fiscal 2008, Hewitt provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis. Hewitt did not make any other recommendations to the Committee in fiscal 2008 regarding the form or amount of executive compensation.

The Chief Executive Officer makes recommendations to the Committee regarding executive officer compensation and attended each Committee meeting in fiscal 2008.

Objectives and Elements of Executive Compensation Program

The Company’s executive compensation program is designed to:

•     Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”); and

•     Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”).

In order to achieve these objectives, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent.

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock.

Please see the sections below for more information about the Company’s implementation of the Retention and Performance Objectives.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. The Committee sets for each of the Company’s executive officers a base salary that is normally between the 50th and 75th percentiles of the base salaries established for similarly situated executive officers of general industry companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1. The Committee identifies a 50th to 75th percentile base salary range for each executive officer based upon an annual report provided by Hewitt with prior year salary data trended forward at a 4% rate. The most recent report provided by Hewitt interpreted survey data from 68 general industry companies in Hewitt’s database with annual revenues between $4 billion and $12 billion. The companies in this annual survey are referred to in this Compensation Discussion and Analysis as the “Survey Companies.” The Company’s fiscal 2008 revenue was approximately $7 billion. For each Company executive officer who is an operating unit President, including Messrs. Ayers and Hackett, the market survey data was regressed based on projected sales to adjust for the size of the applicable Company operating unit. For each NEO other than Mr. Donegan, the Committee established, based on Mr. Donegan’s recommendation, a base salary for calendar 2008 that was approximately at the 50th percentile of the survey data. The Committee set the calendar 2008 base salary for the Chief Executive Officer following the Committee’s review of Mr. Donegan’s performance and the compensation information from the Survey Companies. In view of the Company’s recent performance and the effectiveness of Mr. Donegan’s continuing leadership, the Committee established a base salary for Mr. Donegan for calendar 2008 that represented an 8.7% increase above his prior base salary and was slightly above the 75th percentile of the Survey Companies.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of fiscal year-end base salary are pre-determined based on NEOs’ positions with the Company, and these position-based target bonus percentages have not been changed in several years. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and bonus results are not subject to a maximum level of performance. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of unplanned acquisitions, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). The Company’s bonus programs also allow the Chief Executive Officer to recommend, and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. Additional information regarding the 2008 bonus plans applicable to the NEOs is presented below.

Mark Donegan, William Larsson and Roger Cooke. The performance criteria from the Corporate bonus plan are applicable to Messrs. Donegan, Larsson and Cooke, who are the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel, respectively. The target bonus payouts for fiscal 2008 as a percentage of fiscal year-end salary were 100% for Mr. Donegan, 90% for Mr. Larsson and 75% for Mr. Cooke. The threshold bonus payout for each of them, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses for Messrs. Donegan, Larsson and Cooke were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Above- Target Payout Levels
Earnings per Share*	75%	$4.59*	$5.74*	105% of targeted performance results in 110% bonus payout and each additional percentage point over 105% of target results in a 4 percentage point increase in bonus payout
Return on Net Assets**	25%	44.6%	55.8%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate LIFO expense/benefit, amortization of intangibles, interest expense and minority interest, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments.

In fiscal 2008 the Company achieved earnings per share of $6.65 and a return on net assets of 60.8%, in each case as calculated under the bonus plan including application of the Standard Adjustments. This performance resulted in Messrs. Donegan, Larsson and Cooke receiving actual bonuses for fiscal 2008 equal to approximately 147% of their target bonuses. Mr. Larsson also received an additional discretionary bonus of $15,000 for outstanding individual performance.

Christopher Ayers. Mr. Ayers is responsible for the Company’s Forged Products segment, and his bonus for fiscal 2008 was split equally between the performances of the two businesses (Wyman-Gordon and Special Metals) that comprise the segment. The specific performance criteria under the bonus plans for these two businesses are detailed below. The target bonus payout for fiscal 2008 for Mr. Ayers was 90% of base salary, and the threshold bonus payout (payable if 80% of targeted performance was achieved under both plans) was 60% of his target bonus payout. His bonus was based on achievement with respect to two performance criteria as set forth in the table below, which for illustrative purposes provides an aggregate description of the performance levels under the two bonus plans for the Forged Products segment.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Above - Target Payout Levels
Operating Income*	57.5%	$485.8 million	$607.3 million	For each incremental percentage point above targeted performance, 3 percentage point increase in bonus payout under operating working capital percentage criteria of Wyman-Gordon bonus plan and 2 percentage point increase in bonus payout under operating income criteria of Wyman-Gordon bonus plan and under each criteria of Special Metals bonus plan
Operating Working Capital Percentage**	42.5%	28.7%	23.9%

*	Operating income under the Wyman-Gordon bonus plan is weighted 50% and equals operating income after application of the Standard Adjustments. Operating income under the Special Metals bonus plan is weighted 65% and equals operating income before bonus expense and after application of the Standard Adjustments.
**	Operating working capital percentage is weighted 50% under the Wyman-Gordon bonus plan and 35% under the Special Metals bonus plan and under each of these bonus plans equals (i) trade accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters.

In fiscal 2008 the Forged Products segment achieved operating income of $651.4 million and an operating working capital percentage of 23.3%, in each case as calculated under the applicable bonus plans including application of the Standard Adjustments. This performance resulted in Mr. Ayers receiving an actual bonus for fiscal 2008 equal to 114% of his target bonus. Mr. Ayers also received an additional discretionary bonus of $75,539 for outstanding individual performance.

Steven Hackett. Mr. Hackett is responsible for the Fastener Products segment. The target bonus payout for fiscal 2008 for Mr. Hackett was 90% of base salary, and the threshold bonus payout (payable at 80% of targeted performance) was 60% of his target bonus payout. His bonus was based on achievement with respect to three performance criteria for the Fastener Products segment as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Above- Target Payout Levels
Operating Income*	50%	$279.4 million	$349.3 million	2 percentage point increase in bonus payout for each incremental percentage point above targeted performance
Return on Net Assets**	20%	67.0%	83.8%
Operating Working Capital Percentage***	30%	21.8%	18.2%

*	Operating income equals operating income before bonus expense and LIFO expense/benefit, and after application of the Standard Adjustments.
**	Return on net assets equals operating income (as defined above) divided by the average of net assets employed as of each quarter-end, with net assets equaling total assets less cash, LIFO reserve, goodwill and non-interest bearing liabilities, as adjusted by the Standard Adjustments.
***	See above for the definition of operating working capital percentage.

The Chief Executive Officer recommended, and the Committee approved at its August 2007 meeting, an addition to the previously approved Fastener Products bonus plan to provide that an incremental 20% of target bonus would be payable if the Fastener Products segment achieved:

•	Aerospace sales of at least $90 million more than the previously approved plan for such sales; and

•	Aerospace operating income of at least $27 million more than the previously approved plan.

In fiscal 2008 the Fastener Products segment achieved operating income of $415.6 million, a return on net assets of 104.5% and an operating working capital percentage of 17.7%, in each case as calculated under the bonus plan including application of the Standard Adjustments. The amount of aerospace operating income over plan was more than twice the $27 million goal under the additional award. Based on this performance, the Committee awarded the additional 20% of target bonus under the Fastener Products bonus plan despite the fact that the increased aerospace sales results were $3.4 million below the goal described above.

Based on the above, Mr. Hackett received an actual bonus for fiscal 2008 equal to 150% of his target bonus.

Stock Options. The Committee has selected stock options as the Company’s only form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 26. The exercise price of all stock options is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are made only once per year and always on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer in November 2007. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value (at time of grant) of long-term incentive awards) reported by Hewitt as the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value (at time of grant) of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on the Chief Executive Officer’s determination of whether the officer was meeting his performance expectations for that officer. The options granted to Messrs. Donegan, Larsson and Cooke positioned their total compensation measured as described above at or near the 75th percentile of the comparable total compensation for similarly situated executive officers at the Survey Companies. The options granted to Messrs. Ayers and Hackett positioned their total compensation measured as described above at higher percentile levels for their positions than those for the other NEOs. Messrs. Ayers and Hackett have direct responsibility for the operating performance of two of the Company’s business segments, and their total compensation was located at these enhanced levels to reflect the performance of the operating units that they lead and the important role of the Company’s operating units in driving the Company’s future success.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering substantially all employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 22.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which all U.S.-based employees, including the NEOs, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching or other contributions for all participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 18.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. Deferred amounts can be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account and an interest-bearing account. Please see the Nonqualified Deferred Compensation section on page 25 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2008, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2008 are included under the “All Other Compensation” column in the Summary Compensation Table on page 18.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 26. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent. The terms of the Company’s change in control severance benefits were established in 2001 and have not been reevaluated since that year.

Agreement with William D. Larsson

On May 22, 2008, the Company entered into an agreement with William D. Larsson relating to Mr. Larsson’s expected retirement from the Company on December 31, 2008. Mr. Larsson will be approximately 63 and one-half years old on that date and he is Senior Vice President and Chief Financial Officer of the Company. He has served as an officer of the Company since 1980 when he was elected Vice President—Finance, and he was named Vice President and Chief Financial Officer in 1993 and Senior Vice President in 2000. The Company has agreed to: (i) pay Mr. Larsson an additional supplemental retirement benefit of $3,000 per month; (ii) grant Mr. Larsson stock options in November 2008 as part of the Company’s annual option grant program with provisions specific to Mr. Larsson’s expected retirement, and modify the award agreements for Mr. Larsson’s 2005 and 2006 stock option grants to contain similar provisions; and (iii) pay Mr. Larsson, on or before December 31, 2008, a prorated bonus for three-quarters of fiscal 2009.

The Company agreed to provide these benefits to Mr. Larsson in consideration of his 28 years of exemplary service and leadership and his significant contribution to the Company’s success. The Company also considered the fact that the option agreement terms described above are contained in the Company’s standard form of option agreement for all executive officers, but only if the recipient terminates employment at or after age 65.

Under the agreement, Mr. Larsson has agreed not to compete (including by serving on a board of directors) with any of the Company’s current businesses for five years following the end of his employment with the Company.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 10,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2008 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2008 other than the portion of Mr. Donegan’s base salary and perquisites that is in excess of $1 million.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2008 and the Company’s proxy statement for the 2008 Annual Meeting.

Steven G. Rothmeier, Chairman
Don R. Graber
Vernon E. Oechsle

Summary Compensation Table

The following table shows fiscal year 2008 compensation earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers of the Company on March 30, 2008 (the “NEOs”). Fiscal year 2007 compensation is presented for executives who were NEOs in that year (Messrs. Donegan, Larsson, Hackett and Cooke). In accordance with SEC rules, fiscal year 2007 compensation is not presented for Mr. Ayers because he was not an NEO in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2008	$1,175,000	$—	$3,988,290	$1,833,750	$2,109,443	$53,177	$9,159,660
Chairman and Chief Executive Officer	2007	1,075,000	—	3,410,771	2,950,900	877,412	14,416	8,328,499

William D. Larsson	2008	518,750	15,000	1,289,383	719,400	1,781,847	87,784	4,412,164
Senior Vice President and Chief Financial Officer	2007	480,000	—	653,414	1,177,590	632,845	43,468	2,987,317

Steven G. Hackett	2008	459,000	87,480	926,441	570,370	771,874	17,985	2,833,150
Executive Vice President and President—Fastener Products Group	2007	412,500	—	601,488	692,500	334,883	14,859	2,056,230

Roger A. Cooke	2008	425,000	—	651,324	500,500	533,917	54,387	2,165,128
Vice President, General Counsel and Secretary	2007	392,500	—	490,827	798,875	221,383	50,816	1,954,401

Christopher L. Ayers	2008	463,768	75,539	814,401	518,756	95,310	23,326	1,991,100
Executive Vice President and President—Forged Products Group

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that (i) the portion of Mr. Hackett’s bonus for which the Committee approved payment despite a near miss under one of the performance criteria and (ii) the additional discretionary bonuses paid to Messrs. Larsson and Ayers are reported in the Bonus column. See “Compensation Discussion and Analysis.”
(2)	Represents the amount of compensation expense recognized under FAS 123R with respect to options granted in fiscal 2008 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model and, except as described in the next sentence, is recognized ratably over the four-year vesting period. The compensation expense pertaining to Mr. Larsson’s November 2007 option award is recognized ratably over the period ending December 31, 2008. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 30, 2008.

(3)	The amounts included as (i) changes in the actuarial present value of accumulated benefits under defined benefit pension plans or (ii) above-market earnings credited to interest-bearing performance options under non-qualified deferred compensation plan accounts were as follows:

	Change in accumulated benefits under defined benefit pension plans		Above-market earnings
NEO	2007	2008	2007	2008
Mark Donegan	$877,412	$2,109,443	$—	$—
William D. Larsson	$576,790	$1,773,391	$56,055	$8,456
Steven G. Hackett	$288,369	$764,886	$46,514	$6,988
Roger A. Cooke	$171,760	$524,260	$49,623	$9,657
Christopher L. Ayers	N/A	$85,958	N/A	$9,352

(4)	For Mr. Donegan, amounts in fiscal 2008 include (a) the cost of Company-paid disability and term life insurance premiums, (b) $36,924 for the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, and (d) payment or reimbursement of automobile lease and operating expenses. Mr. Donegan also may make limited personal use of Company aircraft and he reimburses the full incremental cost to the Company of any such use. For Mr. Larsson, amounts in fiscal 2008 include (a) $40,741 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses. For Mr. Hackett, amounts in fiscal 2008 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Cooke, amounts in fiscal 2008 include (a) $12,424 for payment of Medicare taxes related to a supplemental executive retirement plan and income taxes related to the Company’s payment of those Medicare taxes, (b) the cost of Company-paid disability and term life insurance premiums, (c) Company matching contributions under 401(k) plans, (d) the cost of Company-paid financial and tax return preparation services, (e) reimbursement of club dues, and (f) payment or reimbursement of automobile lease and operating expenses. For Mr. Ayers, amounts include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, and (c) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2008

The following table contains information concerning the fiscal 2008 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$375,000	$1,250,000	—
Option	11/14/07				150,000	$140.74	$5,681,985

William D. Larsson
Non-equity incentive		$147,150	$490,500	—
Option	11/14/07				34,000	$140.74	$1,624,503

Steven G. Hackett
Non-equity incentive		$262,440	$437,400	—
Option	11/14/07				50,000	$140.74	$2,388,975

Roger A. Cooke
Non-equity incentive		$102,375	$341,250	—
Option	11/14/07				30,000	$140.74	$1,433,385

Christopher L. Ayers
Non-equity incentive		$272,700	$454,500	—
Option	11/14/07				50,000	$140.74	$2,388,975

(1)	Represents bonus awards for fiscal 2008 and estimated threshold and target bonus payouts. There is no maximum level of performance for awards under the Company’s bonus programs. The actual amount earned by each NEO for fiscal 2008 is set forth in the Summary Compensation Table. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2008 based on a value of $47.78 per share, in the case of Messrs. Larsson, Hackett, Cooke and Ayers, and a value of $37.88 per share, in the case of Mr. Donegan, in each case calculated using the Black-Scholes option pricing model. These are the same values for the options used under FAS 123R. For purposes of FAS 123R, the expected term for Mr. Donegan’s options is 2.7 years and for other officers’ options is 4.2 years. Other assumptions made in determining these values are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 30, 2008.

Outstanding Equity Awards at March 30, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	100,000	—		$19.995	11/11/2013
	100,000	100,000	(1)	$31.75	11/16/2014
	65,000	130,000	(2)	$47.84	11/15/2015
	50,000	150,000	(3)	$70.79	11/14/2016
	—	150,000	(4)	$140.74	11/14/2017
William D. Larsson	—	16,000	(1)	$31.75	11/16/2014
	—	25,000	(2)	$47.84	11/15/2015
	—	30,000	(3)	$70.79	11/14/2016
	—	34,000	(4)	$140.74	11/14/2017
Steven G. Hackett	—	20,000	(1)	$31.75	11/16/2014
	—	22,500	(2)	$47.84	11/15/2015
	—	30,000	(3)	$70.79	11/14/2016
	—	50,000	(4)	$140.74	11/14/2017
Roger A. Cooke	32,960	—		$12.07	11/13/2011
	13,666	—		$19.995	11/11/2013
	11,000	11,000	(1)	$31.75	11/16/2014
	8,500	17,000	(2)	$47.84	11/15/2015
	7,500	22,500	(3)	$70.79	11/14/2016
	—	30,000	(4)	$140.74	11/14/2017
Christopher L. Ayers	4,491	—		$19.995	11/11/2013
	10,000	10,000	(1)	$31.75	11/16/2014
	12,500	25,000	(2)	$47.84	11/15/2015
	10,000	30,000	(3)	$70.79	11/14/2016
	—	50,000	(4)	$140.74	11/14/2017

(1)	Vest 100% on November 16, 2008.
(2)	Vest 50% on November 15, 2008 and 50% on November 15, 2009.
(3)	Vest one-third on November 14, 2008, one-third on November 14, 2009 and one-third on November 14, 2010.
(4)	Vest 25% on November 14, 2008, 25% on November 14, 2009, 25% on November 14, 2010 and 25% on November 14, 2011.

Option Exercises in Fiscal 2008

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	265,000	$23,699,633
William D. Larsson	65,878	$6,065,658
Steven G. Hackett	48,750	$4,699,285
Roger A. Cooke	55,173	$6,248,711
Christopher L. Ayers	—	$—

Pension Benefits as of December 31, 2007

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which most of the NEOs participate. Following certain of the Company’s business acquisitions, the Company has continued to maintain the benefit plans of the acquired subsidiaries. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”). Mr. Ayers participates in the WG RP because he is the President of Wyman-Gordon. Prior to becoming the President of Wyman-Gordon, Mr. Ayers was a participant in the PCC RP.

All of the NEOs other than Mr. Larsson participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”), the Company’s principal nonqualified pension plan. Mr. Larsson participates in the Company’s Frozen Supplemental Executive Retirement Program (the “Frozen SERP”), which provides benefits similar to the SERP but with the vested benefit as of December 31, 2004 not being subject to certain restrictions of Section 409A of the Internal Revenue Code. Mr. Larsson will also receive an additional supplemental retirement income benefit of $3,000 per month commencing upon his retirement on or after December 31, 2008 (the “SRIB”). The SRIB was not created until May 2008 and therefore is not reflected in the table below.

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of December 31, 2007:

Name	Age	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Mark Donegan	51	SERP PCC RP WG RP	22.4167 20.75 1.6667	$8,949,442 267,926 20,868
William D. Larsson	62	Frozen SERP PCC RP	27.6667 27.6667	$7,218,648 789,701
Steven G. Hackett	50	SERP PCC RP	16.8333 12.9996	$1,868,246 158,519
Roger A. Cooke	59	SERP PCC RP	7.75 7.75	$2,099,073 176,956
Christopher L. Ayers	41	SERP PCC RP WG RP	8.5000 3.5833 4.9167	$320,545 23,196 31,577

(1)	Reflects an additional three years and five months of service credit under the SERP for Mr. Hackett. This gives Mr. Hackett credit for a break in his employment with the Company in the mid-1990s and results in uninterrupted service credit under the SERP from his original hire date in March 1991. The present value of Mr. Hackett’s accumulated benefit under the SERP as of December 31, 2007 is higher by $453,678 than it would have been without this additional service credit.
(2)	For the PCC RP, the WG RP, the SERP and the Frozen SERP, the Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2007 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Messrs. Donegan and Ayers under the WG RP and age 65 under all other plans). December 31, 2007 is the pension measurement date used for financial statement reporting purposes with respect to the Company’s audited balance sheet as of March 30, 2008. The actuarial present value was calculated using a discount rate of 6.50% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended March 30, 2008.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, as of December 31, 2007, the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $225,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Messrs. Donegan and Ayers upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%. Mr. Larsson is currently eligible for early retirement benefits. If he had retired on December 31, 2007 and elected to immediately start benefits at that time, the present value of accumulated benefits for him under the PCC RP as reflected in the Pension Benefits table above would be higher by $67,359.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Programs

The Company maintains the SERP and the Frozen SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the Company’s executive officers, as well as certain other key employees designated by the Compensation Committee, are eligible to participate in the SERP or the Frozen SERP. Any participant who was age 55 or older with at least 10 years of service as of December 31, 2004 (and therefore had a vested SERP benefit under the plan terms in effect at that time) is a participant in the Frozen SERP, and all others participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company during the three years following termination of employment.

To calculate normal retirement benefits under the SERP and the Frozen SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. This formula results in a target benefit of 60% of final average pay after 20 years of service with further increases of 0.5% of final average pay for each additional year of service thereafter. At the time Mr. Cooke was hired, the Company agreed to modify the SERP for him to provide that his target SERP benefit would accrue at the rate of 6.0% of final average pay for each of his first five years of service with the accrual rate dropping to 1.16% for the next 8 years so that his target SERP benefit upon retirement at age 65 would be exactly what it would have been if the SERP had not been modified. The present value of Mr. Cooke’s accumulated SERP benefit as shown in the Pension Benefits table above is higher by $763,455 than it would have been without this modification.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP and the Frozen SERP. The Company’s agreement with Mr. Cooke provides that he became vested and eligible for an early retirement benefit under the SERP after 5 years of service. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP and 6% under the Frozen SERP. Mr. Donegan, Mr. Larsson and Mr. Cooke are currently eligible for early retirement benefits under the SERP or the Frozen SERP. If they had retired on December 31, 2007, the present value of accumulated benefits for each of them under the SERP or the Frozen SERP, as applicable, as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $5,980,169; Mr. Larsson, $269,778; and Mr. Cooke, $637,531.

The normal or early retirement benefit under the SERP or the Frozen SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit. Under the Frozen SERP, a participant or a retired participant may elect to receive an actuarially equivalent lump sum payment of remaining benefits reduced by 10% without any timing limitations on that election.

The SRIB provides Mr. Larsson with an additional supplemental retirement benefit of $3,000 per month as a 100% joint and survivor annuity commencing upon his retirement on or after December 31, 2008, with any payments due in the first six months after retirement being accumulated and paid (with interest at 6 percent) at the end of such period. The SRIB is unvested until Mr. Larsson terminates employment on or after December 31, 2008. All unpaid benefits under the SRIB are forfeited if Mr. Larsson engages in competition with the Company during the five years following termination of employment.

Disability Benefits under Pension Plans and SERPs

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. Under the WG RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while receiving disability benefits under Wyman-Gordon’s long-term disability program, but will not be deemed to have salary continued while disabled. If the NEOs had terminated employment on December 31, 2007 as a result of disability and then elected to commence receiving benefits at age 65 (age 64 for Mr. Ayers under the WG RP), the present value of accumulated benefits for each of them under the applicable plan calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Mr. Larsson, $0; Mr. Hackett, $1,894; Mr. Cooke, $5,794; and Mr. Ayers, $5,686.

Under the SERP and the Frozen SERP, if the employment of a participant who has at least 10 years of service terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive compensation at the rate in effect on the date of disability. If the NEOs with at least 10 years of service had terminated employment on December 31, 2007 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the SERP or the Frozen SERP, as applicable, calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $1,440,452; Mr. Larsson, $626,039; and Mr. Hackett, $100,743.

Nonqualified Deferred Compensation in Fiscal 2008

Name	Executive Contributions in Fiscal 2008 ($)(1)	Aggregate Earnings in Fiscal 2008 ($)(1)	Aggregate Balance at March 30, 2008 ($)(2)
Mark Donegan	$—	$—	$—
William D. Larsson	—	141,774	1,632,094
Steven G. Hackett	—	97,881	2,491,826
Roger A. Cooke	422,083	189,720	2,452,892
Christopher L. Ayers	388,093	157,043	1,892,748

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2008) or the Non-Equity Incentive Plan Compensation column (for 2007). The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is also included in the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table.
(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Larsson, approx. $600,000; Mr. Hackett, $1,148,532; Mr. Cooke, $1,399,026; and Mr. Ayers, $388,093.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which include a prime rate plus 2% option (which paid an average interest rate of 9.5% in fiscal 2008), a Company phantom stock fund (annual return of negative 1.6% in fiscal 2008), and nine mutual funds with investment objectives generally consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2008 ranging from a 10.9% loss to a 10.4% gain). Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (available only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will be distributed to participants if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will be distributed to participants upon a change in control whether or not employment terminates.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if a change in control had occurred on March 30, 2008 (except as otherwise noted) and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	William D. Larsson	Steven G. Hackett	Roger A. Cooke	Christopher L. Ayers
Cash Severance Benefits(1)	$10,126,300	$4,231,325	$3,176,864	$3,133,310	$2,878,500
Insurance Continuation(2)	43,308	41,076	37,872	43,020	65,376
Acceleration of Stock Options(3)	18,500,300	3,368,150	3,512,775	2,362,870	2,950,550
Relocation Expenses(4)	100,000	100,000	100,000	100,000	100,000
Acceleration of SERP Vesting(5)	—	—	2,323,798	—	443,444
Lump Sum Payout of Additional Pension and SERP Benefits(6)	1,713,815	1,170,732	790,588	633,185	413,956
Tax Gross-Up(7)	—	—	—	—	1,403,975
Total	$30,483,723	$8,911,283	$9,941,897	$6,272,385	$8,255,801

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations on the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of March 30, 2008.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. The option agreements provide that options generally remain exercisable for 6 months following termination of employment, except that this period is extended to 12 months if the optionee is eligible for early retirement under the PCC RP. Mr. Larsson was the only NEO eligible for early retirement under the PCC RP as of March 30, 2008. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of March 30, 2008 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $101.35, which was the closing price of the Company’s common stock on the last trading day of fiscal 2008.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical relocation.
(5)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Messrs. Ayers and Hackett were not vested in the SERP as of December 31, 2007, and the amounts in the table above represent the lump sum payments they would have received under the terms of the SERP if a change in control had occurred on that date.
(6)	Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if he had been credited with three additional years of service and compensation under the pension plan and SERP in which he participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on December 31, 2007.
(7)	Tax Gross-up Payment. If any payments or benefits to an NEO in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the Company is required under the change of control severance agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. Amounts in the table above are estimates.

Other Benefits Triggered on Certain Employment Terminations

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates on or after the NEO reaches age 65, all outstanding unexercisable options will become exercisable in full and, instead of terminating in 6 or 12 months, all outstanding options will remain exercisable for their full ten-year terms. Mr. Larsson and Mr. Cooke are the only NEOs who will turn 65 before all of their currently outstanding options expire. Mr. Larsson’s options are subject to a different arrangement as described below. To provide some estimate of the value of the above benefits for Mr. Cooke, if it is assumed that Mr. Cooke does not exercise any of his currently outstanding options with terms extending beyond his 65th birthday, and it is further assumed that the Company’s stock price on his 65th birthday is the same as it was on the last trading day of fiscal 2008, then the increased Black-Scholes value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R, including the same 4.2 year maximum expected term) of Mr. Cooke’s outstanding options whose post-termination exercise period would be extended to full term as compared to the value of those options based on a 12-month post-termination exercise period, would be $865,253.

Agreement with William D. Larsson

On May 22, 2008, the Company entered into an agreement with William D. Larsson relating to Mr. Larsson’s expected retirement from the Company on December 31, 2008. Under the agreement, Mr. Larsson has agreed not to compete (including by serving on a board of directors) with any of the Company’s current businesses for five years following the end of his employment with the Company. In addition, the stock option granted to Mr. Larsson in November 2007 included specific provisions applicable to his retirement on or after December 31, 2008. These option provisions will effectively treat Mr. Larsson as having retired at age 65 instead of age 63 1/2. The following table shows the estimated value to Mr. Larsson of the benefits under these arrangements:

Present Value of Additional Supplemental Retirement Benefit(1)	$467,981
Provisions in 2007 and 2008 Option Awards(2)	$2,324,985
Amendment of 2005 and 2006 Option Awards(3)	$1,687,529
Prorated Bonus Based on Target for Fiscal 2009(4)	$367,875

Total	$4,848,370

(1)	Present Value of Additional Supplemental Retirement Benefit. The Company has agreed to pay Mr. Larsson an additional supplemental retirement benefit of $3,000 per month as a 100% joint and survivor annuity commencing upon his retirement on or after December 31, 2008, with any payments due in the first six months after retirement being accumulated and paid (with interest at 6 percent) at the end of such period. The actuarial present value as of December 31, 2008 of this additional cash benefit for Mr. Larsson, calculated using the same assumptions as used for purposes of the Pension Benefits table above, is $467,981 and this amount is included in the table above.
(2)

Provisions in 2007 and 2008 Option Awards. The stock option agreement covering options granted to Mr. Larsson in November 2007 provides, and the Company has agreed that the stock option agreement covering options to be granted to Mr. Larsson in November 2008 will provide, that if Mr. Larsson’s employment terminates on or after December 31, 2008, all outstanding unexercisable options will become exercisable in full and all outstanding options will remain exercisable for their full ten-year terms. The Company’s standard option agreement for options granted to NEOs provides that vesting of options will be accelerated and outstanding options will remain exercisable for their full ten-year terms under similar circumstances, but only if the optionee is at least 65 years of age on the date that his or her employment with the Company is terminated. Mr. Larsson will be 63 1/2 on December 31, 2008. As of March 30, 2008, Mr. Larsson held options for 34,000 shares granted in 2007, of which 25,500 shares will be unvested on December 31, 2008 and will therefore be subject to accelerated vesting if he retires at that time. In addition, all outstanding options under Mr. Larsson’s 2007 and 2008 option awards will remain exercisable for their full ten-year terms if Mr. Larsson retires on or after December 31, 2008. To provide some estimate of the value of the above benefits, if it is assumed that (i) Mr. Larsson is granted an option in November 2008 with the same Black-Scholes value as the option granted to him in November 2007 and with an exercise price equal to the closing price of the Company’s common stock on the last trading day of fiscal 2008, (ii) prior to December 31, 2008 Mr. Larsson does not exercise any of the options granted to him in November 2007, and (iii) on December 31, 2008 the Company’s closing stock price is the same as it was on the last trading day of fiscal 2008, then the sum of (a) the value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R, including the same 4.2 year maximum expected term) of the portion of these options that would accelerate on December 31, 2008 and (b) the increased Black-Scholes value (using the same assumptions) of the vested portion of the 2007 option whose post-termination exercise period would be extended to full term as compared to the value of that portion of the 2007 option based on a 12-month post-termination exercise period, would be $2,324,985. This amount is included in the table above.

(3)	Amendment of 2005 and 2006 Option Awards. The Company has modified the award agreements for Mr. Larsson’s 2005 and 2006 stock option grants to contain the same provisions described in item 2 above, except that only outstanding options that are unexercisable on December 31, 2008 will remain exercisable for their full ten-year terms (outstanding options that are exercisable before December 31, 2008 will continue to have a maximum remaining term of 12 months after termination of Mr. Larsson’s employment). As of March 30, 2008, Mr. Larsson held options for 32,500 shares granted in 2005 or 2006 that will be unvested on December 31, 2008 and that will therefore be subject to accelerated vesting and will remain exercisable for their full ten-year terms if he retires at that time. To provide some estimate of the value of the above benefits, if it is assumed that on December 31, 2008 the Company’s closing stock price is the same as it was on the last trading day of fiscal 2008, then the value (using the Black-Scholes option pricing model with the same assumptions as those used for valuing the Company’s options under FAS 123R, including the same 4.2 year maximum expected term) of the outstanding options that would accelerate on December 31, 2008 would be $1,687,529. This amount is included in the table above.
(4)	Prorated Bonus Based on Target for Fiscal 2009. The Company has agreed to pay Mr. Larsson, on or before December 31, 2008, a prorated bonus for three-quarters of fiscal 2009 in the amount of $367,875, which equals three-fourths of Mr. Larsson’s target bonus of 90% of base salary.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2003 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

MEASUREMENT PERIOD

(by fiscal year)

	2003	2004	2005	2006	2007	2008
S&P 500	100.0	132.94	143.23	161.07	180.13	170.02
S&P 500 Aerospace & Defense	100.0	139.12	177.96	219.14	254.32	266.35
Precision Castparts Corp.	100.0	181.11	320.59	502.21	881.16	859.12

PROPOSAL 2: APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors Recommends a Vote “For” Proposal 2

The Board of Directors believes that ownership of shares of the Company’s common stock by its employees is desirable as an incentive to better performance and improvement of profits and as a means by which employees may share in the Company’s growth and success. Accordingly, for ten years the Company utilized the 1998 Employee Stock Purchase Plan (the “1998 ESPP”) to provide a convenient means for employees of the Company and its subsidiaries to purchase the Company’s common stock. The 1998 ESPP expired on December 31, 2007. The Board of Directors adopted the 2008 Employee Stock Purchase Plan (the “2008 ESPP” or the “Purchase Plan”) in order to continue the important incentives previously provided by the 1998 ESPP. At the time of expiration of the 1998 ESPP, 1,684,000 shares previously authorized for issuance by the Company’s shareholders were available for future issuance under that plan. The Board of Directors has reserved, subject to shareholder approval, 3,000,000 shares for future issuance under the 2008 ESPP. This number includes, and is not in addition to, the 1,684,000 shares that were already authorized and available for issuance under the 1998 ESPP. As a result, this proposal represents an increase of only 1,316,000 shares over the number of available shares previously authorized by the Company’s shareholders for issuance to employees under an employee stock purchase plan. Certain provisions of the 2008 ESPP are described below. The complete text of the 2008 ESPP is attached to this Proxy Statement as Exhibit A.

Description of the 2008 ESPP

Eligibility. Except as described below, all full-time employees of the Company and all full-time employees of any domestic or foreign subsidiary of the Company that is designated by the Board of Directors as a participant (a “Participating Subsidiary”) are eligible to participate in the Purchase Plan. A full-time employee is one who is an employee of the Company or of any Participating Subsidiary on the date an option is granted pursuant to the Purchase Plan, excluding any employee whose customary employment is fewer than 20 hours per week or whose customary employment is for not more than five months per calendar year. Unless an employee’s employment is terminated by death, no shares may be purchased under the Purchase Plan unless the purchaser is employed by the Company or a Participating Subsidiary on the Purchase Date and has been employed continuously (as defined in the plan) since the Offer Date.

Any employee who owns or would be deemed to own five percent or more of the voting power or value of all classes of stock of the Company is ineligible to participate in the Purchase Plan. Approximately 21,000 employees are currently eligible to participate in the Purchase Plan.

Administration and Custodian. The Purchase Plan is administered by the Employee Stock Purchase Plan Committee (the “ESPP Committee”), which consists of three or more employees appointed by the Board of Directors. The ESPP Committee has authority to promulgate rules for the operation of the Purchase Plan, to decide any question of interpretation and generally to supervise the administration of the Purchase Plan. All determinations and decisions of the ESPP Committee are conclusive. No member of the ESPP Committee receives any compensation for serving as a member of the committee. An independent custodian (the “Custodian”) maintains the records under the Purchase Plan. Shares purchased by employees under the Purchase Plan are delivered to and held by the Custodian on behalf of the employees. By appropriate instructions from an employee, all or part of the shares may be sold at the market price at the time the order is executed. Also by appropriate instructions, the employee may transfer all or part of the shares held for that employee by the Custodian to the employee or to a regular individual brokerage account in the employee’s own name. The Company pays all expenses incident to operation of the Purchase Plan, except brokerage fees on sales of shares and any fees specific to an employee’s individual account with the Custodian.

Option Grants. As of a specific date during the first month of each calendar year, the Board of Directors may make an option grant under the Purchase Plan to all, but not fewer than all, eligible employees. In addition, in connection with the Company’s acquisition of a subsidiary or of assets and related employees, the Board of

Directors may make an option grant under the Purchase Plan as of a specific date to all, but not fewer than all, eligible employees of the subsidiary or eligible employees hired in connection with the asset acquisition. In either case the specific grant date selected by the Board of Directors is referred to as the Offer Date.

Option Terms. The option price for all options granted under the Purchase Plan will be specified by the Board of Directors at the time the grant is made, but may not be lower than the lesser of (i) 85 percent of the fair market value of a share of Company common stock on the Offer Date or (ii) 85 percent of the fair market value of a share of Company common stock on December 31 of the year in which the Offer Date occurs (the “Purchase Date”). Unless otherwise determined by the Board of Directors, the fair market value of a share of common stock is equal to the closing price of a share of Company common stock on the New York Stock Exchange, as published in The Wall Street Journal.

Options granted pursuant to the Purchase Plan in any calendar year give each eligible employee the right to purchase shares of common stock with payroll deductions of up to 10 percent of eligible compensation, which means base pay, overtime, shift differential, bonus, vacation, holiday, salary continuation and other leave paid by the Company. The maximum number of shares that can be purchased by any employee in any calendar year is the lesser of 2,000 shares or shares with a fair market value of $25,000 on the Offer Date. To the extent options granted under the Purchase Plan are not exercised on the Purchase Date, the options expire and are of no further force or effect.

Duration and Amendment of the Purchase Plan. The Purchase Plan will terminate when all of the shares reserved for purposes of the Purchase Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Purchase Plan without any obligation on account of such termination (except that such termination shall not affect outstanding rights to purchase shares on the Purchase Date).

The Board of Directors may from time to time amend the Purchase Plan in any and all respects, except that without the affirmative vote of the holders of a majority of the shares of the Company voting on the amendment at a validly held meeting of shareholders, the Board of Directors may not (a) increase the number of shares reserved for the Purchase Plan (except for adjustments in the event of stock dividends, stock splits, combinations of shares, recapitalizations, or other changes in the outstanding common stock of the Company), or (b) modify the eligibility requirements under the Purchase Plan.

Tax Consequences

The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” within the meaning of Section 423 of the Internal Revenue Code. Under the Internal Revenue Code, employees are not taxed on income or gain with respect to the Purchase Plan either at the Offer Date or at the Purchase Date. If an employee disposes of shares purchased under the Purchase Plan more than two years after the Offer Date and more than one year after the Purchase Date, the employee will be required to report as ordinary compensation income for the taxable year of disposition an amount equal to the lesser of: (1) the excess of the fair market value of the shares at the time of disposition over the purchase price; or (2) 15 percent of the fair market value of the shares on the Offer Date. Any gain on the disposition in excess of the amount treated as ordinary compensation income will be capital gain. In the case of such a disposition, the Company will not be entitled to any deduction from income.

If an employee disposes of shares purchased under the Purchase Plan within two years after the Offer Date or within one year after the Purchase Date, the employee will be required to report the excess of the fair market value of the shares on the Purchase Date over the purchase price as ordinary compensation income for the year of disposition. Any difference between the fair market value of the shares on the Purchase Date and the disposition price will be capital gain or loss, either short-term or long-term depending upon the employee’s holding period for the shares. In the event of such a disposition, the Company will be entitled to a deduction from income in the year of such disposition equal to the amount that the employee is required to report as ordinary compensation income.

Plan Benefits

Because the Purchase Plan is replacing the 1998 ESPP, the following table estimates the benefits under the Purchase Plan by describing below the shares purchased under the 1998 ESPP during the Company’s last fiscal year by the NEOs, by all executive officers as a group and by all employees (excluding executive officers) as a group:

	Shares Purchased in Fiscal 2008
Name	Dollar Value(1)	Number of Shares
Mark Donegan	$—	—
William D. Larsson	$—	—
Steven G. Hackett	$21,348	307.125
Roger A. Cooke	$21,348	307.125
Christopher L. Ayers	$21,348	307.125
All Executive Officers (15 persons)	$251,106	3,612.513
All Employees, excluding Executive Officers	$23,265,587	334,708.487

(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the 1998 ESPP and the fair market value of the shares on the date the shares were purchased.

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 2. The proposal to approve the Purchase Plan must be approved by the holders of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

PROPOSAL 3: APPROVAL OF AMENDMENTS TO THE 2001 STOCK INCENTIVE PLAN

The Board of Directors Recommends a Vote “For” Proposal 3

The Company maintains the 2001 Stock Incentive Plan, as amended (the “Plan”), for the purpose of attracting and retaining key employees and others who provide services for the Company and its subsidiaries. The Plan was initially adopted by the Board of Directors and approved by the shareholders in 2001. The Plan has been used exclusively for stock awards to the Company’s executive officers and non-employee directors. Although the Plan permits the grant of several types of awards, no type of award other than non-statutory stock options has ever been granted to any of the Company’s executive officers. The Plan is also used for the annual deferred stock unit awards to the Company’s non-employee directors. The Company has also maintained the 1999 Non-Qualified Stock Option Plan (the “1999 Plan”) which provides for the grant of stock options to employees who are not executive officers or directors. As of May 30, 2008, options for 3,202,886 shares were outstanding under the 1999 Plan and 2,273,682 shares remained available for option grants under the 1999 Plan. Total grants under the Plan and the 1999 Plan, net of option expirations and forfeitures, were approximately 925,000 shares in fiscal 2008 and approximately 1,435,000 shares in fiscal 2007. The Board of Directors now desires to combine the 1999 Plan with the Plan so that all future equity awards to all employees will be made under the Plan, and therefore proposes, subject to shareholder approval, to terminate the 1999 Plan and transfer all shares previously reserved for that plan to the share reserve under the Plan.

As initially approved and subsequently adjusted to reflect a stock split, the Plan provides for the issuance of up to 3,000,000 shares of the Company’s common stock. As of March 30, 2008, only 993,524 shares of Company common stock were available for future grants under the Plan. The Board of Directors believes that additional shares must be reserved for use under the Plan to enable the Company to attract and retain key employees through the granting of options. Accordingly, in May 2008 the Board of Directors approved amendments to the Plan, subject to shareholder approval, to reserve for issuance under the Plan an additional 7,273,682 shares, consisting of 2,273,682 shares previously reserved and currently available for option grants under the 1999 Plan and 5,000,000 additional shares, as well as any shares currently subject to options previously granted under the 1999 Plan that subsequently expire or terminate without being exercised.

The Board of Directors also approved amendments to the Plan, subject to shareholder approval, to: (a) provide a “fungible rule” under which grants of awards of restricted stock, restricted stock units and any other awards other than options or stock appreciation rights are counted against the Plan share limit as two shares for every one share granted, (b) provide that any discretionary awards to non-employee directors may be made only by a committee comprised entirely of independent directors, (c) prohibit the re-pricing of stock options, (d) provide that any shares used to pay withholding taxes or the exercise price of options and stock appreciation rights are not available for additional grants under the Plan, (e) permit the issuance of performance-based awards, (f) eliminate a provision authorizing the grant of reload options and (g) eliminate the restriction that not more than 20% of the reserved shares may be granted as restricted stock, restricted stock units or stock bonuses. In addition, shareholder approval of this proposal will constitute reapproval of the per-employee limits on grants of options and SARs under the Plan. This reapproval is required every five years for continued compliance with regulations under Section 162(m) of the Internal Revenue Code. See “Tax Consequences.”

The complete text of the Plan, marked to show the proposed amendments, is attached to this Proxy Statement as Exhibit B.

Description of the 2001 Stock Incentive Plan

Eligibility. All employees, officers and directors of the Company and its subsidiaries are eligible to participate in the Plan. Also eligible are nonemployee consultants and advisors to the Company.

Administration. The Plan is administered by the Board of Directors, which determines and designates from time to time the individuals to whom awards are made under the Plan, the amount of any such award and the price and other terms and conditions of any such award, except that any discretionary awards to non-employee directors may be made only by a committee comprised entirely of independent directors. The Board of Directors has delegated to its Compensation Committee (the “Committee”) authority for administration of the Plan.

Awards Available. The Plan permits the grants of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock bonus awards, the sale of shares, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and performance-based awards (“Performance-Based Awards”), subject to terms, conditions and restrictions determined by the Board of Directors. If an option granted under the Plan expires, terminates or is canceled, any unissued shares become available under the Plan. If shares awarded as a bonus or issued as restricted stock are forfeited to the Company or repurchased by the Company, the shares forfeited or repurchased again become available for issuance under the Plan. No individual may be granted options or SARs under the Plan for more than an aggregate of 600,000 shares of Company common stock in any calendar year or, in the case of a newly hired employee, 1,000,000 shares in the calendar year in which the employee is hired. Any shares granted as options or stock appreciation rights are counted against the Plan share limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against the Plan share limit as two shares for every one share granted.

Term of Plan; Amendments. The Plan will continue until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except in connection with a change in capital structure, however, no change in an award already granted shall be made without the written consent of the award holder if the change would adversely affect the holder.

Stock Options. An option price cannot be less than the fair market value of the Company’s common stock on the date of grant. If an optionee of an ISO at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price may not be less than 110% of the fair market value of the Company’s common stock on the date of grant. The aggregate fair market value, on the date of the grant, of the stock for which ISOs are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options granted under the Plan generally continue in effect for the period fixed by the Board of Directors, except that no options are exercisable after the expiration of 10 years from the date of grant. The purchase price for each share purchased pursuant to exercise of options must be paid in cash or, with the consent of the Board of Directors, in other forms of consideration. The Plan prohibits the repricing of stock options.

Stock Bonus Awards. The Board of Directors may award common stock of the Company as a stock bonus under the Plan, including stock units that provide for delivery of common stock at a later date.

Restricted Stock; Restricted Stock Units. The Plan provides that the Board of Directors may issue restricted stock or RSUs in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Board of Directors may determine.

Stock Appreciation Rights. SARs may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes, except that by its terms no SAR shall be exercisable after the expiration of 10 years from the date it is granted. SARs granted with an option may be exercised only to the extent and on the same conditions that the related option could be exercised. Each SAR entitles the holder, upon exercise, to receive without payment to the Company (except for applicable withholding taxes) an amount equal to the excess of the fair market value of a share of Company common stock on the exercise date over the fair market value of a share on the date of grant, multiplied by the number of shares covered by the SAR that is surrendered. Payment by the Company upon exercise of a SAR shall be made in shares of Company common stock valued at fair market value.

Performance-Based Awards. The Board of Directors may grant Performance-Based Awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant in shares of Company common stock that may be earned in whole or in part if the Company achieves written objective goals established by the Board of Directors over a designated period of time. Payment of an award earned is made in stock. The Board of Directors may also impose restrictions to payment under a Performance-Based Award in addition to the satisfaction of the performance goals. No participant may receive in the calendar year in which the participant is hired Performance-Based Awards for more than 500,000 shares or in any other calendar year Performance-Based Awards for more than 300,000 shares.

Changes in Capital Structure. The 2001 Plan provides that if the outstanding common stock of the Company is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan.

Tax Consequences

Under federal income tax law currently in effect, an optionee will recognize no regular income upon grant or exercise of an ISO. However, the amount by which the market value of shares issued upon exercise of an ISO exceeds the option price is included in the option holder’s alternative minimum taxable income and may, under certain conditions, be taxed under the alternative minimum tax. If an employee exercises an ISO and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an employee disposes of shares acquired upon exercise of an ISO before expiration of either the one-year or the two-year holding period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price. The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realizes ordinary income.

No income is realized by the grantee of a NSO until the option is exercised, provided the exercise price of the option is not less than the market value of the underlying stock on the date of grant. At the time of exercise of a NSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. The Company is required to withhold income and employment taxes on such income if the optionee is an employee. Upon sale of shares acquired upon exercise of a NSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

On exercise of a SAR, the amount realized by the holder will, for federal tax purposes, be taxed as ordinary income, and the Company will generally be allowed to take a deduction for such amount. The SAR holder is subject to withholding on such income.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. Under IRS regulations, compensation received through the exercise of an option or SAR will not be subject to the $1,000,000 limit if the option or SAR and the plan pursuant to which it is granted meet certain requirements. One requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options and SARs may be granted. Approval of this Proposal 3 will constitute reapproval of the per-employee limits for options and SARs under the Plan previously approved by the Company’s shareholders. Other requirements are that the option or SAR be granted by a committee of at least two outside directors and that the exercise price of the option or SAR be not less than the fair market value of the Company’s common stock on the date of grant. Accordingly, the Company believes that if this proposal is approved, compensation received on exercise of options and SARs granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Under IRS regulations, compensation received through a Performance-Based Award will not be subject to the $1,000,000 limit under Section 162(m) of the Internal Revenue Code if the Performance-Based Award and the plan meet certain requirements. One of these requirements is that shareholders approve the performance criteria upon which award payouts will be based and the maximum amount payable under awards, both of which are set forth in Section 9 of the proposed amended Plan. Other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. The Company believes that, if this proposal is approved by the shareholders, compensation received on vesting of Performance-Based Awards granted under the Plan in compliance with all of the above requirements will not be subject to the $1,000,000 deduction limit.

Plan Benefits

Information regarding stock options granted in fiscal 2008 to the NEOs under the Plan is set forth in “Grants of Plan-Based Awards in Fiscal 2008” above. Information regarding deferred stock unit awards granted in fiscal 2008 to nonemployee directors under the Plan is set forth in “Director Compensation” above. Stock options for a total of approximately 450,000 shares were granted under the Plan in fiscal 2008 to all Executive Officers as a group. Stock options for a total of approximately 655,000 shares were granted under the 1999 Non-Qualified Stock Option Plan in fiscal 2008 to employees who are not Executive Officers.

Vote Required for Approval and Recommendation by the Board

The Board of Directors recommends a vote FOR Proposal 3. In order for the proposal to amend the Plan to be approved, at least a majority of the outstanding shares of the Company’s common stock must be voted on the proposal, and a majority of the shares voted must be voted in favor of the proposal. Abstentions are counted as votes cast and have the effect of “no” votes on the proposal. Broker non-votes are not considered votes cast and have no effect on the results of the vote.

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at March 30, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2,149,761	$64.97	997,778	(1)
Equity compensation plans not approved by security holders	3,295,041	$61.38	2,278,697	(2)
Total	5,444,802	$62.80	3,276,475

(1)	4,254 shares of common stock remain available for issuance under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). 993,524 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued under either the 1994 Plan or the 2001 Plan.

(2)	2,278,697 shares of common stock remain available for issuance under the Company’s 1999 Nonqualified Stock Option Plan (the “1999 Plan”), which provides for the grant of nonqualified stock options and stock appreciation rights to employees (excluding employees who are officers or directors) of the Company and its subsidiaries. As of March 30, 2008, no awards other than options have been issued under the 1999 Plan. The Board of Directors delegated the duty of administering the 1999 Plan to the Compensation Committee. Options may be exercised in amounts and at times and exercise prices determined by the Compensation Committee. The 1999 Plan provides that it will continue in effect until all shares available for issuance under the 1999 Plan have been issued and all restrictions on such shares have lapsed. However, if Proposal 3 approving the amended 2001 Stock Incentive Plan is approved by shareholders, the shares remaining in the 1999 Plan will be reserved for the 2001 Plan and no additional grants will be made under the 1999 Plan.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 4

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending March 29, 2009. Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2008 and 2007:

2008
Audit Fees	$5,028,000
Audit Related Fees	—
Tax Fees	42,000
All Other Fees	—

2007
Audit Fees	$4,754,000
Audit Related Fees	—
Tax Fees	201,000
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract. Tax Fees include review and assistance with tax returns for various legal entities of the Company, global expatriate services and tax advice and planning for income and other taxes.

The Audit Committee appoints the outside auditor and approves the fee to be paid to the outside auditor. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the outside auditor, and it approved all audit related and tax fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2008 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2007. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
Janus Capital Management LLC	7,834,429	5.7%
151 Detroit Street, Denver, Colorado 80206

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2008, except that in June 2007 Messrs. Bridenbaugh, Buck, Graber, Hackett, Konkol, Lienhart and Snowden and Ms. Hagel each filed late one Form 4 covering phantom dividends credited on the April 2007 dividend date with respect to phantom stock units in deferred compensation accounts.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2008 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2008 Annual Meeting of Shareholders to Be Held on August 12, 2008: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $10,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 417-4822 or by writing to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. To be timely, a shareholder’s notice must be in writing and delivered to or mailed and received at the principal executive office of the Company not less than 50 days nor more than 75 days prior to that year’s Annual Meeting; provided, however, that in the event less than 65 days’ notice or prior public disclosure of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the 15th day following the date on which such notice of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. For purposes of the Company’s 2009 Annual Meeting, such notice, to be timely, must be received by the Company between May 28, 2009 and June 22, 2009. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 3, 2009. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary

Portland, Oregon

July 1, 2008

EXHIBIT A

PRECISION CASTPARTS CORP.

2008 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose of the Plan. Precision Castparts Corp. (the “Company”) believes that ownership of shares of its common stock by its employees, and by the employees of its subsidiaries, is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company’s growth and success. The purpose of the Precision Castparts Corp. 2008 Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means for employees of the Company and its subsidiaries to purchase the Company’s stock. The Company intends that the Plan qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code of 1986, as amended (the “IRC”), and the Plan shall be construed in a manner consistent with that intent.

2. Shares Reserved for the Plan. There are 3,000,000 shares of the Company’s authorized but unissued Common Stock (the “Common Stock”) reserved for the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by the Board of Directors of the Company (the “Board of Directors”) without any further approval from the shareholders, which determination shall be conclusive.

3. Administration of the Plan. The Plan shall be administered by the Employee Stock Purchase Plan Committee (the “Committee”), which shall consist of three or more employees appointed by the Board of Directors. The Board of Directors may at any time remove any member of the Committee, with or without cause, fill vacancies and appoint new members of Committee. The Committee shall have authority to promulgate rules and regulations for the operation of the Plan, to adopt forms for use in connection with the Plan, to decide any question of interpretation of the Plan or rights arising under the Plan and generally to supervise the administration of the Plan. The Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Committee on administrative matters shall be conclusive.

4. Eligible Employees. Except as provided below, all full-time employees of the Company and all full-time employees of any domestic or foreign subsidiary of the Company that is designated by the Board of Directors as a participant in the Plan (a “Participating Subsidiary”) are eligible to participate in the Plan. Any employee who, after receiving an option pursuant to the Plan, would own or be deemed under IRC section 424(d) to own stock (including stock that may be purchased under any outstanding options) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries, shall be ineligible to participate in the Plan. A full-time employee is one who is an employee of the Company or of any Participating Subsidiary on the date an option is granted pursuant to the Plan, excluding, however, any employee whose customary employment is fewer than 20 hours per week or whose customary employment is for not more than five months per calendar year. An employee shall be treated as employed continuously for all purposes of the Plan during any period not exceeding three months during which he or she is on sick, military or other bona fide leave of absence, including layoff, or, if longer, so long as the employee’s right to reemployment is provided either by statute or by contract. If the period of leave exceeds three months and the employee’s right to reemployment is not provided either by statute or by contract, the employment relationship shall, for purposes of the Plan, be deemed to terminate on the first day immediately following the three-month period.

5. Participation in the Plan. The Board of Directors may make an option grant under the Plan to all, but not fewer than all, eligible employees as of a specific date during the first month of each calendar year (the “Offer Date”). In addition, in connection with an acquisition of a subsidiary that is designated as a Participating Subsidiary, or an acquisition of assets and related employees by the Company or a Participating

Subsidiary, the Board of Directors may make an option grant under the Plan to all, but not fewer than all, eligible employees of the subsidiary or eligible employees hired in connection with the asset acquisition, as the case may be, as of a specific date (the “Special Offer Date”), provided that the Board of Directors shall have determined that such option grant is consistent with the requirements of IRC section 423. Shares subject to the options, to the extent of exercise of the options by eligible employees, shall be purchased on December 31 of the year in which the Offer Date or Special Offer Date, as applicable, occurs (the “Purchase Date”). To the extent options granted under the Plan are not exercised by the Purchase Date, the options shall expire and be of no further force or effect.

Options granted pursuant to the Plan in any calendar year shall give each eligible employee the right to purchase shares of Common Stock at the Purchase Price with payroll deductions up to 10 percent of eligible compensation, which shall mean base pay, overtime, shift differential, bonus, vacation, holiday, salary continuation and other leave paid by PCC to the Plan participant. The maximum number of shares that can be purchased by any eligible employee in any calendar year is the lesser of 2,000 shares or shares with a fair market value of $25,000 on the Offer Date or Special Offer Date, as applicable.

No options may be granted pursuant to the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its subsidiaries, to which IRC section 423 applies, to accrue at a rate that exceeds $25,000 of fair market value of shares (determined on the Offer Date or Special Offer Date, as applicable) for the calendar year in which the Offer Date or Special Offer Date, as applicable, occurs. For this purpose, the right to purchase shares pursuant to an option accrues on the Purchase Date.

An employee may participate in the Plan with respect to all or a portion of the shares covered by the option by submitting to the Company, on a form supplied by the Company, a subscription and payroll deduction authorization. The payroll deduction authorization will authorize the employer to deduct a specific amount from each of the employee’s paychecks beginning with the payroll period after which the payroll deduction authorization was submitted and continuing until the last payroll period before the Purchase Date or until the employee amends or terminates the payroll deduction authorization. With respect to each applicable pay period, an employee may specify a payroll deduction percentage that is at least 1 percent and not greater than 10 percent of such employee’s eligible compensation for the pay period. The payroll deduction percentage applicable to any pay period shall also apply to any non-recurring payment of eligible compensation (e.g., a bonus payment) made during that pay period. After an employee has begun participating in the Plan by initiating payroll deductions, the employee may change the authorized payroll deduction percentage at each pay period, and the change will be effective in the next payroll period. An employee may suspend the deduction at any time, and the suspension will be effective in the next payroll period after the deduction is suspended. Accumulated deductions will be refunded, without interest, within 30 days upon written request. Otherwise, the accumulated amount will be used to purchase shares as described below. After suspension, deduction may be resumed by submitting a new subscription and payroll deduction authorization. If (i) an employee’s employer ceases to be a Participating Subsidiary, or (ii) an employee’s employment with the Company or a Participating Subsidiary is terminated, other than on account of death, accumulated payroll deductions will be refunded, without interest, within 30 days. On termination due to death, the representative of the estate of the deceased employee may elect to have the accumulated payroll deductions refunded as described above. Otherwise, the accumulated amount will be used to purchase shares as described below.

6. Purchase of Shares. All amounts withheld from an employee’s pay pursuant to Section 5 shall be credited to an account established for the employee under the Plan (the “employee’s account”). No interest will be paid on the accounts. The total amount credited to an employee’s account on the Purchase Date will be used to purchase full and fractional shares under the Plan, subject to the applicable limits on available shares. If the total amount in any employee’s account, or the aggregate of all employees’ accounts, would purchase shares in excess of the applicable limits, the excess will be refunded, without interest, to the employees affected by the limits. Notwithstanding any of the foregoing, (A) no shares may be purchased under the Plan until the Plan has been approved by the holders of a majority of the Common Stock voted on the Plan at a validly held meeting of shareholders, and (B) all accumulated deductions will be refunded, without interest, if the Plan has not been so approved before December 31, 2008.

7. Purchase Price. The price at which a share of Common Stock may be purchased pursuant to the Plan shall be specified by the Board of Directors at the time of option grant, but shall not be less than the lower of (i) 85 percent of the fair market value of a share of Common Stock on the Offer Date or Special Offer Date, as applicable, or (ii) 85 percent of the fair market value of a share of Common Stock on the Purchase Date. Unless otherwise specified by the Board of Directors, the fair market value of a share of Common Stock shall be the closing price of a share of Common Stock on the New York Stock Exchange for such date, as published in The Wall Street Journal. In the event that the Common Stock is no longer listed on the New York Stock Exchange, then the Board of Directors or the Committee shall substitute a comparable source of closing price information.

8. Delivery and Custody of Shares. Full and fractional shares determined as of the Purchase Date will be credited to each employee’s account within 30 days after the Purchase Date. Shares purchased by employees pursuant to the Plan shall be held by Fidelity Investments, Fidelity Stock Plan Services or a successor custodian approved by the Committee (the “Custodian”). By appropriate instructions to the Custodian on forms to be provided for the purpose, an employee may obtain electronic or physical delivery into the employee’s own name, or the employee’s brokerage account, of all or part of the whole shares held by the Custodian for the employee’s account, and delivery of those shares to the employee. Any fractional shares held by the Custodian for the employee’s account will be settled for cash. Upon an employee’s written, telephonic or electronic request to the Custodian, all or part of the employee’s full and fractional shares credited to an employee’s account shall be sold by the Custodian’s discount brokerage company. The employee shall pay the brokerage company’s charges for such sale.

9. Records and Statements. The Company shall keep records of payroll deductions during the year and transmit the records to the Custodian on a timely basis. Active Plan participants shall receive a quarterly statement within 30 days after the end of each quarter which shows the share value and activity in the employee’s account, unless electronic delivery of Plan activity has been selected. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

10. Expenses of the Plan. The Company will pay all expenses, except brokerage fees on sales of shares and any fees specific to an employee’s individual account with the Custodian, incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases of Common Stock pursuant to the Plan.

11. Rights Not Transferable. Rights to purchase shares under the Plan shall not be transferable or assignable by the employee except by will or by the laws of descent and distribution of the state or country of the employee’s domicile at the time of death and shall be exercisable during the employee’s lifetime only by the employee.

12. Limitations on Rights to Purchase Shares.

(a) Except as provided in Section 12(b) of the Plan, no shares may be purchased under the Plan unless the purchaser is employed by the Company or a Participating Subsidiary on the Purchase Date and shall have been so employed continuously since the Offer Date or Special Offer Date, as applicable.

(b) If the employee’s employment by the Company or a Participating Subsidiary is terminated by death, any shares available for purchase by the employee shall be purchased on the Purchase Date (although, as described above, the representative of the estate of the deceased employee may elect before the Purchase Date to have the accumulated payroll deductions refunded without interest).

13. Dividends and Other Distributions. Dividends and other distributions, if any, on shares held by the Custodian shall be paid to the Custodian and held by it for the account of the respective employees entitled to them. Cash dividends or distributions paid to the Custodian shall be in proportion to the number of shares held in the employees’ accounts. Dividends and other distributions, if any, on shares held directly by employees shall be issued currently to the employees entitled to them.

14. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian shall vote the shares it holds for each employee’s account in accordance with instructions from the employee or, if requested by an employee, shall furnish to the employee a proxy authorizing the employee to vote the shares. Copies of all general communications to shareholders of the Company shall be sent to employees participating in the Plan.

15. Responsibility. Neither the Company, the Board of Directors, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any employee under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.

16. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, the rules of any stock exchange on which the Company’s securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company shall use its best efforts to comply with such laws, regulations, and rules and to obtain required approvals.

17. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that without the affirmative vote of the holders of a majority of the shares of the Company voting on the amendment at a validly held meeting of shareholders, the Board of Directors may not (a) increase the number of shares reserved for the Plan (except for adjustments in the event of stock dividends, stock splits, combinations of shares, recapitalizations, or other changes in the outstanding Common Stock) or (b) modify the eligibility requirements under the Plan.

18. Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that the Board of Directors in its sole discretion may at any time terminate the Plan without any obligation on account of such termination, except that such termination shall not affect outstanding rights to purchase shares on the Purchase Date. With the consent of the shareholders, additional Common Stock may be reserved for the Plan. Notwithstanding anything in the Plan to the contrary, in the event of a change in control of the Company, if the Board of Directors determines that the operation or administration of the Plan could prevent participating employees from obtaining the benefit of the timely exercise of their options under the Plan, the Plan may be terminated in any manner deemed by the Board of Directors to provide equitable treatment to participating employees. Equitable treatment may include, but is not limited to, (i) the setting by the Board of Directors of an interim purchase date or (ii) the payment to each participating employee of the amount of contributions standing to such participating employee’s account as of the date of the change in control, plus, except in the case of a participating employee who is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an additional amount equal to the product of (A) the number of full shares of Common Stock that could have been purchased for the participating employee immediately prior to the change in control with the contributions standing to such participating employee’s account as of the date of the change in control at the purchase price (determined under Section 7) as of the Offer Date or Special Offer Date, as applicable (the “Purchase Price”) and (B) the excess, if any, of the highest price paid per share of Common Stock in connection with the change in control of the Company over the Purchase Price.

For purposes of the Plan, a “change in control” of the Company shall have occurred if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20 percent of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 20 percent of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

19. Tax Withholding. Each participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local tax withholding determined by the Company to be required. If the Company determines that additional withholding is required beyond any amount deposited at the time of purchase, the participant shall pay such amount to the Company on demand. If the participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the participant, including salary, subject to applicable law.

20. Effective Date. This Plan shall become effective January 1, 2008 (the “Effective Date”) provided that no options granted under the Plan may be exercised until the Plan has been approved by the holders of a majority of the Common Stock voted on the Plan at a validly held meeting of shareholders.

EXHIBIT B

2001 STOCK INCENTIVE PLAN, AS AMENDED

(marked to show proposed amendments)

1. Purpose. The purpose of this 2001 Stock Incentive Plan (the “Plan”) is to enable Precision Castparts Corp. (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a parent or subsidiary of the Company. As used in this Section 1, the term “subsidiary” shall include corporations, limited liability companies, partnerships or other entities directly or indirectly controlled by the Company.

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section ~~9,~~10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~3,000,000~~ 10,273,682 shares,1 plus the number of shares subject to outstanding stock options as of May 30, 2008 under the Company’s 1999 Nonqualified Stock Option Plan that expire or terminate after May 30, 2008 and on or before May 30, 2018 without being exercised. Any shares granted as options or stock appreciation rights are counted against this limit as one share for every one share granted. Any shares granted as awards other than options or stock appreciation rights are counted against this limit as two shares for every one share granted. If an option ~~or~~, stock appreciation right or Performance-Based Award (as defined in Section 9 below) granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option ~~or~~, stock appreciation right or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased (multiplied by two) shall again be available under the Plan. If restricted stock units awarded under Section 8 are cancelled or forfeited, ~~any~~ the number of shares of Common Stock deliverable in connection with such restricted stock units (multiplied by two) shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of May 24, 2001. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-Based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present or by means of consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options ~~and~~, stock appreciation rights and Performance-Based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding ~~options, restricted stock units~~ awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

[1]	Comprised of:

  3,000,000 original shares (adjusted for 2-for-1 stock split effected on September 9, 2005)

  5,000,000 new shares

  2,273,682 shares available under the 1999 Nonqualified Stock Option Plan

10,273,682

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. Authority to make discretionary awards to non-employee directors of the Company shall be delegated to a Committee comprised entirely of independent directors. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and ~~10.~~ 11.

~~4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.~~

5. Awards.

5.1 Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) grant stock appreciation rights as provided in Section 6.4; (iv) award stock bonuses as provided in Section 7; (v) ~~sell~~ issue shares subject to restrictions as provided in Section 8.1; ~~and~~ (vi) grant restricted stock units as provided in Section 8.2; and (vii) award Performance-Based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that ~~(i)~~ only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan~~, and (ii) the Company shall not issue or sell more than 20 percent of the shares reserved for issuance under the Plan as stock bonuses as provided in Section 7 or shares issued as restricted stock or in connection with restricted stock units as provided in Section 8, aggregating for purposes of this limitation all shares issued under Section 7 and Section 8~~. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors and except as provided in Section 5.2, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options or stock appreciation rights for more than an aggregate of 1,000,0002 shares of Common Stock in the calendar year in which the employee is hired or 600,0002 shares of Common Stock in any other calendar year.

5.2 No Repricing of Options. Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of options granted under the Plan without further shareholder approval. For this purpose, the term “repricing” shall mean any of the following or any other action that has the same effect: (i) lowering the exercise price of an option after it is granted (except in accordance with Section 10),

[2]	Adjusted for 2-for-1 stock split effected on September 9, 2005.

(ii) buying-out an outstanding option at a time when its exercise price exceeds the fair market value of the underlying stock for cash or shares, (iii) any other action that is treated as a repricing under generally accepted accounting principles, or (iv) canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another option, restricted stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

6. Stock Options; Stock Appreciation Rights.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. ~~At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options~~.

6.1-2 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-3 Payment on Exercise. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. ~~Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months.~~The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-4 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 100 percent of the fair market value, as described in Section 6.3-1, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subsections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee’s exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.5-1, 6.5-2 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant, and shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, the lowest reported sale price on the date of grant, or another value of the Common Stock as specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.4 Stock Appreciation Rights.

6.4-1 Grant. Stock appreciation rights may be granted under the Plan by the Board of Directors, subject to such rules, terms, and conditions as the Board of Directors prescribes. With respect to any stock options granted after May 19, 2004, the Board of Directors may provide that at a later date stock appreciation rights may be granted in substitution for stock options granted under the Plan. With respect to each grant, the Board shall determine the number of shares subject to the stock appreciation right, the period of the stock appreciation right, and the time or times at which the stock appreciation right may be exercised. Stock appreciation rights shall continue in effect for the period fixed by the Board of Directors except that by its terms no stock appreciation right shall be exercisable after the expiration of 10 years from the date it is granted.

6.4-2 Stock Appreciation Rights Granted in Connection with Options. If a stock appreciation right is granted in connection with an option, the stock appreciation right shall be exercisable only to the extent and on the same conditions that the related option could be exercised. Upon exercise of a stock appreciation right, any option or portion thereof to which the stock appreciation right relates terminates. If a stock appreciation right is granted in connection with an option, upon exercise of the option, the stock appreciation right or portion thereof to which the grant relates terminates.

6.4-3 Exercise. Each stock appreciation right shall entitle the holder, upon exercise, to receive from the Company in exchange therefor an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock of the Company over its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the option price per share under the option to which the stock appreciation right relates), multiplied by the number of shares covered by the stock appreciation right or the option, or portion thereof, that is surrendered. No stock appreciation right shall be exercisable at a time that the amount determined under this subparagraph is negative. Payment by the Company upon exercise of a stock appreciation right shall be made in Common Stock valued at fair market value. For this purpose, the fair market value of the Common Stock shall be the closing price of the Common Stock last reported before the time of exercise, or such other value of the Common Stock as specified by the Board of Directors.

6.4-4 Fractional Shares. No fractional shares shall be issued upon exercise of a stock appreciation right. In lieu thereof, cash may be paid in an amount equal to the value of the fraction or, if the Board of Directors shall determine, the number of shares may be rounded downward to the next whole share.

6.4-5 Nontransferability. Each stock appreciation right granted in connection with an Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other stock appreciation right granted under the Plan by its terms shall be nonassignable and nontransferable by the holder, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the holder’s domicile at the time of death, and each stock appreciation right by its terms shall be exercisable during the holder’s lifetime only by the holder.

6.5 Exercise of Options and Stock Appreciation Rights

6.5-1 Exercise. Except as provided in Section 6.5-2 or as determined by the Board of Directors, no option or stock appreciation right granted under the Plan may be exercised unless at the time of exercise the holder is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option or stock appreciation right was granted. Except as provided in Sections 6.5-2 and ~~9,~~10, options and stock appreciation rights granted under the Plan may be exercised from time to time over the period stated in each option or stock appreciation right in amounts and at times prescribed by the Board of Directors, provided that options and stock appreciation rights may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if a holder does not exercise an option or stock appreciation right in any one year for the full number of shares to which the holder is entitled in that year, the holder’s rights shall be cumulative and the holder may acquire those shares in any subsequent year during the term of the option or stock appreciation right.

6.5-2 Termination of Employment or Service.

6.5-2(a) General Rule. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates for any reason other than because of total disability, death or, in the case of Nonstatutory Stock Options or stock appreciation rights, bona fide early retirement, as provided in Sections 6.5-2(b), (c) and (d), his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or the expiration of 3 months (6 months in the case of Nonstatutory Stock Options or stock appreciation rights) after the date of termination, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination.

6.5-2(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if a holder’s employment or service with the Company terminates because of total disability, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 3 months after the date of termination (6 months in the case of Nonstatutory Stock Options or stock appreciation rights), whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of termination. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the holder to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

6.5-2(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, if a holder dies while employed by or providing service to the Company, his or her option or stock appreciation right may be exercised at any time before the expiration date of the option or stock appreciation right or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right at the date of death and only by the person or persons to whom the holder’s rights under the option or stock appreciation right shall pass by the holder’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.5-2(d) Termination Upon Retirement at Normal Retirement Age or at Bona Fide early Retirement. Unless otherwise determined by the Board of Directors, in ~~In~~ the event the employment of a holder by the Company or by any subsidiary of the Company is terminated by retirement at normal retirement age as defined under the provisions of the Company’s Retirement Plan or under conditions of bona fide early retirement, any Non-Statutory Stock Option or stock appreciation right may be exercised at any time prior to its expiration date or the expiration of twelve months after the date of such termination of employment, whichever is the shorter period, but only if and to the extent the holder was entitled to exercise the option or stock appreciation right on the date of such termination.

6.5-2(e) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 3-month, 6-month and 12-month exercise periods any length of time not longer than the original expiration date of the option or stock appreciation right. The Board of Directors may at any time increase the portion of an option or stock appreciation right that is exercisable, subject to terms and conditions determined by the Board of Directors.

6.5-2(f) Failure to Exercise Option or Stock Appreciation Right. To the extent that the option or stock appreciation right of any deceased holder or any holder whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option or stock appreciation right shall cease and terminate.

6.5-2(g) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options and stock appreciation rights shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options and stock appreciation rights shall be suspended during any other unpaid leave of absence.

6.5-3 Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option or stock appreciation right granted under the Plan only upon the Company’s receipt of written notice from the holder of the holder’s binding commitment to purchase shares, specifying the number of shares the holder desires to acquire under the option or stock appreciation right and the date on which the holder agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the holder’s intention to acquire the shares for investment and not with a view to distribution.

6.5-4 Tax Withholding. Each holder who has exercised an option or stock appreciation right shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or stock appreciation right or as a result of disposition of shares acquired pursuant to exercise of an option or stock appreciation right) beyond any amount deposited before delivery of the certificates, the holder shall pay such amount, in cash or by check, to the Company on demand. If the holder fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the holder, including salary, subject to applicable law. With the consent of the Board of Directors, a holder may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered in connection with an option exercise shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

6.5-5 Reduction of Reserved Shares. Upon the exercise of an option ~~or stock appreciation right~~, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option ~~or stock appreciation right~~. Upon the exercise of a stock appreciation right, all of the shares for which the stock appreciation right is exercised (that is, shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price) will cease to be available under the Plan. Shares used to pay any withholding taxes and the exercise price of an option will not become available for future grant or sale under the Plan.

7. Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by two times the number of shares issued~~, less~~ and by two times the number of shares withheld ~~or delivered~~ to satisfy withholding obligations.

8. Restricted Stock; Restricted Stock Units.

8.1 Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors.

8.2 Restricted Stock Units. The Board of Directors may grant restricted stock units under the Plan, including restricted stock units or deferred stock units that provide for delivery of Common Stock, cash or property at a later date. Restricted stock units are awards valued in whole or part by reference to, or otherwise based on, shares of Common Stock, and may give the participant the right to receive Common Stock at a later delivery date. Restricted stock units may be granted for any consideration (including promissory notes and services) determined by the Board of Directors. Restricted stock unit awards may be paid in shares of Common Stock, cash or any other forms of property as the Board of Directors shall determine. Subject to the provisions of the Plan, the Board of Directors shall determine the participants to whom awards shall be made, the number of shares to be granted pursuant to or by reference to such awards, the time or times at which Common Stock, cash or other property may be delivered pursuant to the restricted stock units, any provisions regarding deferral of delivery of the Common Stock, including deferrals, at the election of the participants, and all other terms, conditions and restrictions of the awards, including the effect, if any, on the awards of any dividends on the underlying stock. Unless otherwise determined by the Board of Directors, each restricted stock unit granted under the Plan, and all shares of Common Stock subject to such unit, by its terms shall, prior to the delivery date applicable to the award, be nonassignable and nontransferable by the participant, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the participant’s domicile at the date of death.

8.3 Other Provisions. The certificates representing shares of restricted stock or shares issued in connection with restricted stock units shall bear any legends required by the Board of Directors. The Company may require any participant receiving restricted stock or restricted stock units to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock or the issuance of stock in connection with restricted stock units, the number of shares reserved for issuance under the Plan shall be reduced by two times the number of shares issued~~, less~~ and by two times the number of shares withheld ~~or delivered~~ to satisfy withholding obligations.

9. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-Based Awards”). Performance-Based Awards shall be denominated at the time of grant in Common Stock. Payment under a Performance-Based Award shall be made in Common Stock (“Performance Shares”). Performance-Based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: net income, operating profit, operating profit after set-asides, gross margins, earnings per share, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales, total revenues, market share, cash flow, generation of free cash, operating working capital, working capital, retained earnings, stock price, total shareholder return, operating expense ratios, return on sales, return on equity, return on capital, return on net assets, return on investments, and inventory turns, in each case either before or after the effect of unplanned acquisitions, divestitures, changes in accounting method, restructuring charges, asset impairment charges, foreign currency translations or other specified non-recurring charges (as determined according to criteria pre-established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares to be issued under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.

9.4 Maximum Awards. No participant may be granted in the calendar year in which the employee is hired Performance-Based Awards under which the maximum amount issuable is in excess of 500,000 shares of Common Stock or in any other calendar year Performance-Based Awards under which the maximum amount issuable is in excess of 300,000 shares of Common Stock.

9.5 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

9.6 Effect on Shares Available. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by two times the number of shares issued upon payment of an award and by two times the number of shares withheld to satisfy withholding obligations.

~~9~~10. Changes in Capital Structure.

~~9~~10.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and stock appreciation rights, or portions thereof then unexercised, shall be exercisable, so that the holder’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

~~9~~10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a “Transaction”), the Board of Directors shall, in its sole discretion (i) make any adjustment to the number and kind of shares of stock deliverable upon any Transaction affecting the stock issuable in connection with any restricted stock units and (ii) to the extent possible under the structure of the Transaction, select one or more of the following alternatives for treating outstanding options and stock appreciation rights under the Plan:

~~9~~10.2-1 Outstanding options and stock appreciation rights shall remain in effect in accordance with their terms.

~~9~~10.2-2 Outstanding options and stock appreciation rights shall be converted into options and stock appreciation rights to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options and stock appreciation rights shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options and stock appreciation rights shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

~~9~~10.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options and stock appreciation rights may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options and stock appreciation rights shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options and stock appreciation rights so that they are exercisable in full during that period.

~~9~~10.3 Dissolution of the Company. In the event of the dissolution of the Company, options and stock appreciation rights shall be treated in accordance with Section 910.2-3.

~~9~~10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock appreciation rights ~~and~~, stock bonuses and Performance-Based Awards and issue restricted stock and restricted stock units under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, restricted stock ~~and~~, restricted stock units and Performance-Based Awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

~~10~~11. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Sections 6.4 and ~~9~~10 however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

~~11~~12. Approvals. The Company’s obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

~~12~~13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

~~13~~14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

~~14~~15. Foreign Qualified Grants. Awards under the Plan may be granted to such officers and employees of the Company and its subsidiaries and such other persons described in paragraph 1 residing in foreign jurisdictions as the Board of Directors may determine from time to time. The Board of Directors may adopt such supplements to the Plan or establish sub-plans under this Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement with terms which are more beneficial to the participants than the terms permitted by the Plan. Notwithstanding any supplemental or sub-plan created in response to the laws of a foreign jurisdiction, this Plan shall not be governed by the laws of such jurisdiction.

PCC Precision Castparts Corp.

4650 S.W. MACADAM

SUITE 400

PORTLAND, OR 97239

BROADBRIDGE

FINANCIAL SOLUTIONS, INC.

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY

11717

NAME

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

PRECISION CASTPARTS CORP – COMMON

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Precision Castparts Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Precision Castparts Corp., c/o Broadbridge, 51 Mercedes Way, Edgewood, NY 11717.

0000 0000 0000

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

123,456,789,012,12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PRCCO1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRECISION CASTPARTS CORP.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 and 4.

Vote on Directors

1. ELECTION OF THE TWO DIRECTORS NAMED BELOW.

Nominees:

01) Don R. Graber

02) Lester L. Lyles

Vote on Proposals

For

Against

Abstain

2. Approval of the 2008 Employee Stock Purchase Plan

3. Approval of Amendments to the 2001 Stock Incentive Plan

4. Ratification of Appointment of Independent Registered Public Accounting Firm

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s).

If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4. If any other matters properly come before the meeting, the people named in this proxy will vote in their discretion.

For address changes and /or comments, please check this box and write them on the back where indicated.

Please indicate if you wish to view meeting materials electronically via the internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

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(NOTE: Please sign exactly as your name(s) appears(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]

Date

P66036

Signature (Joint Owners)

Date

123,456,789,012

740189105

06

000000000000

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PCC Precision Castparts Corp.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

August 12, 2008

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, William D. Larsson and Roger A. Cooke, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 12, 2008 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS,

FOR EACH PROPOSAL AND IN THE PROXIES’ DISCRETION AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

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